Exhibit 99.1
FOR IMMEDIATE RELEASE
For additional information contact:

Stephen C. Kircher, CEO Solar Power, Inc. (916) 745-0900	Ted Haberfield, Vice President HC International, Inc. (760) 755-2716 thaberfield@hcinternational.net
Solar Power, Inc. Announces Fourth Quarter and Year-End 2008 Results
2008 Revenue Reaches Record $47.4 Million, up 161% year-over-year, with 4Q Revenues of $11.9 Million
ROSEVILLE, Calif.—March 24, 2009 — Solar Power, Inc. (OTCBB:SOPW), a vertically integrated manufacturer of photovoltaic (PV) modules and marketer, designer and installer of PV solar electric systems for commercial, public and residential customers in the United States today announced results for the fourth quarter and year ended December 31, 2008.
“Despite the uncertainties of the US solar market in 2008, we were able to more than double our business from 2007,” said Steve Kircher, CEO of Solar Power, Inc. “During the year; we added the international sales channel to our business model resulting in over $20 million in module sales to international customers. Our U.S. residential franchise business, YES! Solar Solutions signed its first franchisees during the year and is well positioned for rapid expansion. In the U.S. commercial market, we deployed our SkyMountTM proprietary racking on the roof of the Staples Center and Nokia Theater. Our pipeline of business opportunities remains strong as we continue to expand our customer base,” added Mr. Kircher. “Backed by the expertise of an experienced, diverse and complete management team, we are well positioned to capitalize on the new solar incentives for the U.S. market.”
Recent Company Highlights:
•	For the full year of 2008 revenues increased 161% to $47.4 Million

•	During the fourth quarter, the Company installed 3,344 solar modules to power the Marshall Medical Center

•	The Company introduced ClickRack™, which utilizes a revolutionary low-profile mounting system that reduces installation time and is the backbone of the Yes! Mosaic™ residential photovoltaic (PV) solar home energy systems.
•	The Company completed the installation of new photovoltaic (PV) solar electric systems to provide a combined 512 kilowatts of solar power to STAPLES Center and NOKIA Theatre L.A. LIVE. Governor Schwarzenegger presided over the STAPLES Center rooftop ceremony on October 28, 2008.

•	The Company executed five Yes! Solar Solutions franchise agreements in 2008.
Fourth Quarter of 2008 Results
Net sales for the fourth quarter of 2008 were $11.9 million, an increase of 153%, compared to $4.7 million in net sales in the fourth quarter of 2007. On a upon-over-year basics, growth in the fourth quarter is attributed to commercial solar construction, direct module sales, and residential solar installations from the Company owned franchise store.
Gross profit for the fourth quarter 2008 was $295 thousand, or 2.5% of sales, compared to $530 thousand, or 11.3% of sales, in the fourth quarter of 2007. On a year-over-year basis, the decline in gross margin reflects increased costs associated with installation and increased solar cell costs.
Operating expenses for the fourth quarter of 2008 were $3.2 million (27% of sales) compared to $3.2 million (68% of sales) for the same period last year. Other expenses, including interest and taxes were $170 thousand. Net loss for the fourth quarter of 2008 was $3.1 million, compared to a net loss of $2.7 million, in the fourth quarter of 2007.
Year End 2008 Results
For the year ended December 31, 2008, the Company reported net sales of $47.4 million, an increase of 161% over net sales of $18.1 million for 2007. Gross profit was $3.6 million, or 7.6% of sales compared to gross profit of $2.3 million, or 12.8% of sales in 2007. The decrease in the gross profit margin reflects the higher cost of solar cells used in module manufacturing during the 3rd and 4th quarters of the year.
Operating expenses were $12.2 million or 26% of sales, compared to $9.6 million or 53% of sales for 2007. Net loss for 2008 was $8.7 million, or $0.23 per basic and diluted share, compared to a net loss of $7.2 million, or $0.22 per basic and diluted share, in 2007.
Balance Sheet
Cash and cash equivalents at December 31, 2008 were $5.9 million. Common shares outstanding at December 31, 2008 were 37,771,325. Accounts receivable and costs and estimated earnings in excess of billings were $3.3 million at year end. Inventory decreased 33% to $4.7 million.

2009 Outlook:
For 2009, the Company expects first quarter revenues to be down from Q4 2008 due to tight credit markets and economic slowdown in both the commercial and residential channels. Revenues are anticipated to grow throughout the balance of the year as newly passed solar incentives in the U.S. market and new financing programs for both residential and commercial customers become available. Management expects the sales of solar kits including SkyMounttm commercial racking systems to international customers will result in year-over-year revenue growth for the direct sales channel. As a result, we estimate revenue for the full year to be $75.8 million to $80.5 million which represents an increase ranging between 60% to 70% over 2008.
Conference Call Information
The conference call will take place at 4:30pm EDT on Tuesday, March 24, 2009. Interested participants should call 1-800-762-7141 when calling within the United States or 1-480-248-5081 when calling internationally.
A playback will be available through April 1, 2009. To listen, please call 1-800-406-7325 within the United States or 1-303-590-3030 when calling internationally. Utilize the pass code 4035825 for the replay.
This call is being webcast by ViaVid Broadcasting and can be accessed by clicking on this link http://viavid.net/dce.aspx?sid=00006042, or visiting www.solarpowerinc.net, or at ViaVid’s website at www.viavid.net, where the webcast can be accessed through March 31, 2009.
About Solar Power, Inc.
Founded in 2005, Solar Power, Inc. is a vertically integrated solar energy solution provider offering the North American commercial and public sector building markets a complete solution through a single brand. The company’s Yes! Solar SolutionsTM subsidiary provides the U.S. small- to mid-sized business and residential market segments with turnkey PV solar systems through a growing retail franchise network. Throughout Europe and Asia, the company sells its products direct to distributors and turnkey solutions providers. Solar Power, Inc. operates from its Roseville, California headquarters.
Safe Harbor Statement
The earnings release and conference call may contain certain “forward-looking statements” relating to the business of Solar Power, Inc., its subsidiaries and the solar industry, which can be identified by the use of forward looking terminology such as “believes, expects” or similar expressions. The forward looking statements contained in this press release include statements regarding the

Company’s ability to execute its growth plan and meet revenue and sales estimates. These statements involve known and unknown risks and uncertainties, including, but are not limited to, general business conditions, managing growth, and political and other business risk. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks and other factors detailed in the Company’s reports filed with the Securities and Exchange Commission. Solar Power, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities law.

SOLAR POWER, INC.
CONSOLIDATED BALANCE SHEETS
As of December 31, 2008 and 2007
(in thousands, except for share data)

	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$5,915	$6,840
Accounts receivable, net of allowance for doubtful accounts of $49 and $48 at December 31, 2008 and December 31, 2007, respectively	3,010	5,353
Costs and estimated earnings in excess of billings on uncompleted contracts	294	2,208
Inventories, net	4,665	6,945
Prepaid expenses and other current assets	771	967
Restricted cash	527	800

Total current assets	15,182	23,113

Goodwill	435	435
Restricted cash	—	1,395
Property, plant and equipment at cost, net	2,178	2,066

Total assets	$17,795	$27,009

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,916	$4,957
Line of credit	—	931
Accrued liabilities	2,833	2,063
Deferred revenue	350
Income taxes payable	248	88
Billings in excess of costs and estimated earnings on uncompleted contracts	160	3
Loans payable and capital lease obligations	342	342

Total current liabilities	7,849	8,384
Loans payable and capital lease obligations, net of current portion	311	655

Total liabilities	8,160	9,039

Stockholders’ equity
Preferred stock, par $0.0001, 20,000,000 shares authorized, none issued and outstanding at December 31, 2008 and 2007	—	—
Common stock, par $0.0001, 100,000,000 shares authorized 37,771,325 and 37,573,263 shares issued and outstanding at December 31, 2008 and December 31, 2007, respectively	4	4
Additional paid in capital	28,029	27,404
Accumulated other comprehensive loss	(222)	—
Accumulated deficit	(18,176)	(9,438)

Total stockholders’ equity	9,635	17,970

Total liabilities and stockholders’ equity	$17,795	$27,009

SOLAR POWER, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2008 and 2007
(in thousands, except for share data)

	2008	2007

Net sales	$47,421	$18,144
Cost of goods sold	43,844	15,816

Gross profit	3,577	2,328

Operating expenses:
General and administrative	8,981	7,196
Sales, marketing and customer service	2,618	2,254
Engineering, design and product management	559	199

Total operating expenses	12,158	9,649

Operating loss	(8,581)	(7,321)

Other income (expense):
Interest expense	(115)	(106)
Interest income	135	286
Other income (expense)	(10)	8

Total other income (expense)	10	188

Loss before income taxes	(8,571)	(7,133)

Income tax expense	167	61

Net loss	$(8,738)	$(7,194)

Net loss per common share:
Basic and diluted	$(0.23)	$(0.22)

Weighted average number of shares used in computing per share amounts:	37,696,812	32,930,129